                                                              EXHIBIT 10.22












                           REVOLVING CREDIT AGREEMENT


                                      AMONG


                         AMERITRADE HOLDING CORPORATION,
                          FIRST NATIONAL BANK OF OMAHA,
                         HARRIS TRUST AND SAVINGS BANK,
                            LASALLE NATIONAL BANK AND
                       MERCANTILE BANK OF ST. LOUIS, N.A.







                                JANUARY 16, 1998

                              TABLE OF CONTENTS


         I.  DEFINITIONS...................................................... 1

         II.  REVOLVING FACILITY.............................................. 6
         2.1      Revolving Credit............................................ 7
         2.2      Revolving Credit Fees....................................... 7
         2.3      Interest on Revolving Credit................................ 7
         2.4      Payments.................................................... 7
         2.5      Prepayments................................................. 8
         2.6      Security.................................................... 8

         III.  REPRESENTATIONS AND WARRANTIES................................. 8
         3.1      Corporate Existence......................................... 8
         3.2      Corporate Authority......................................... 8
         3.3      Validity of Agreements...................................... 8
         3.4      Litigation.................................................. 9
         3.5      Governmental Approvals...................................... 9
         3.6      Defaults Under Other Documents.............................. 9
         3.7      Judgment.................................................... 9
         3.8      Compliance with Laws........................................ 9
         3.9      Taxes....................................................... 9
         3.10     Collateral..................................................10
         3.11     Pension Benefits............................................10
         3.12     Margin Regulations..........................................10
         3.13     Financial Condition.........................................10

         IV. COVENANTS........................................................10
         4.1      Financial Reports...........................................10
         4.2      Corporate Structure and Assets..............................12
         4.3      Net Worth...................................................12
         4.4      Indebtedness................................................12
         4.5      Use of Proceeds.............................................13
         4.6      Notice of Default...........................................13
         4.7      Distributions...............................................13
         4.8      Compliance with Law and Regulations.........................14
         4.9      Maintenance of Property; Accounting; Corporate Form; Taxes;
                  Insurance...................................................14
         4.10     Inspection of Properties and Books..........................14
         4.11     Guaranties..................................................15
         4.12     Collateral..................................................15
         4.13     Name; Location..............................................15

         4.14     Notice of Change in Ownership or Management.................15
         4.15     Subordinated Debt...........................................15
         4.16     Capital Expenditures........................................15
         4.17     Acquisitions................................................15
         4.18     Subsidiaries................................................16
         4.19     Minimum Regulatory Net Capital..............................16
         4.20     Minimum Core Retail Accounts................................16
         4.21     Taxes.......................................................16
         4.22     ERISA.......................................................16
         4.23     Expenses....................................................17

         V. CONDITIONS PRECEDENT..............................................17
         5.1      Closing Conditions..........................................17

         VI. DEFAULTS AND REMEDIES............................................18
         6.1      Events of Default...........................................18
         6.2      Remedies....................................................20

         VII.  INTER-CREDITOR AGREEMENTS......................................20
         7.1      FNB-O as Servicer...........................................20
         7.2      Application of Payments.....................................21
         7.3      Liability of FNB-O..........................................22
         7.4      Transfers...................................................22
         7.5      Reliance....................................................22
         7.6      Relationship of Lenders.....................................23
         7.7      New Revolving Lenders.......................................23
         7.8      Agenting Fee................................................23

         VIII.  REIMBURSEMENTS; INDEMNIFICATION...............................23
         8.1      Capital Adequacy............................................23
         8.2      General Indemnity...........................................24

         IX.  MISCELLANEOUS...................................................24
         9.1      Entire Agreement............................................24
         9.2      Governing Law...............................................24
         9.3      Notices.....................................................24
         9.4      Headings....................................................25
         9.5      Counterparts................................................25
         9.6      Survival; Successors and Assigns............................25
         9.7      Severability................................................25
         9.8      Assignment..................................................25
         9.9      Consent to Form of Pledge Agreement and Security Agreement..25

         EXHIBIT A - Form of Notes
         EXHIBIT B - Drawing Certificate
         EXHIBIT C - Compliance  Certificate
         SCHEDULE A - Permitted Existing Encumbrances

                           REVOLVING CREDIT AGREEMENT


         This REVOLVING CREDIT AGREEMENT (the "Agreement") is entered into as of the 16th day of January, 1998, among AMERITRADE HOLDING CORPORATION, a Delaware corporation having its principal place of business at 4211 South 102nd Street, Omaha, Nebraska 68127 (the "Borrower"), FIRST NATIONAL BANK OF OMAHA, a national banking association having its principal place of business at One First National Center, Omaha, Nebraska 68102 ("Agent" or "FNB-O"), and HARRIS TRUST AND SAVINGS BANK, an Illinois banking association having its principal place of business at 111 W. Monroe Street, Chicago, Illinois 60603, LASALLE NATIONAL BANK, a national banking association located at 801 Grand Street, Suite 3150, Des Moines, Iowa 50309 and MERCANTILE BANK OF ST. LOUIS, N.A., a national banking association having its principal place of business at One Mercantile Center, 7th and Washington TRAM 12-3, St. Louis, Missouri 63101.


                                 I. DEFINITIONS

         For purposes of this Agreement, the following definitions shall apply:

Advance: Any advance of funds to the Borrower by the Revolving Lenders or any of them under the revolving credit facility provided in this Agreement.

Agreement:        This Revolving Credit Agreement dated as of January 16, 1998, among the Borrower and the Revolving Lenders, as amended or restated from time to time.

AmeriTrade
Clearing:         AmeriTrade Clearing, Inc., a Nebraska corporation, and wholly-
                  owned subsidiary of the Borrower.

Annualized
Modified
Cash Flow:        The (i) product of (a) 4 times (b) the sum, for the
                  three months preceding the date of determination of the Borrower's consolidated net income (loss) before taxes, and plus or minus any non-ordinary non-cash charges or credits to earnings for each month in such quarter, plus (ii) advertising expenditures in each month in excess of $667,000.

Base Rate:        The floating per annum interest rate published from time to time as the "Prime Rate" (the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks) in the Midwest Edition of the Wall Street Journal on the date that the interest is billed, or if no rate is published on such date, on the last preceding date when such rate was published.

Borrower:         AmeriTrade Holding Corporation, a Delaware corporation having its principal place of business at 4211 South 102nd Street, Omaha, Nebraska 68127.

Business
Day: Any day other than a Saturday, Sunday or a legal holiday on which banks in the State of Nebraska, Illinois or Missouri are not open for business.

Change of
Control: (a) At any time when any of the equity securities of the Borrower shall be registered under Section 12 of the Securities Exchange Act of 1934 as amended from time to time (the "Exchange Act"), (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any person which is a management employee, or any such "group" which consists entirely of management employees, of the Borrower) being or becoming the beneficial owner, directly or indirectly, of voting stock of the Borrower in an amount sufficient to elect a majority of the members of the Borrower's board of directors, or (ii) a majority of the members of the Borrower's board of directors (the "Board") consisting of persons other than Continuing Directors (as hereinafter defined); and (b) at any other time, the voting stock of the Borrower being owned beneficially, directly or indirectly, by any person, entity or group other than employees of the Borrower or its Subsidiaries. As used herein, the term "Continuing Director" means any member of the Board on the date of this Agreement, and any other member of the Board who shall be recommended or elected to succeed a Continuing Director by a majority of Continuing Directors who are the members of the Board.

Collateral:       All personal property of the Borrower described in the
                  Security Agreement and the Pledge Agreement, whether now owned or hereafter acquired, including, without limitation:

                                    (a) all of the Borrower's stock in any
                           present or future subsidiary, including without limitation, AmeriTrade Clearing, Inc., AmeriTrade, Inc., and Accutrade, Inc.; and

                                    (b) all of the Borrower's accounts, accounts
                           receivable, chattel paper, documents, instruments and other securities, goods, inventory, equipment, furniture and fixtures, general intangibles, contract rights, computer, data processing, hardware and software licenses, books and records; and

                                    (c) all proceeds and products of the
                           foregoing.

Commitment:       As to each Revolving Lender, such Revolving Lender's pro rata percentage or maximum dollar amount of the commitments set forth in Section 2.1 of this Agreement.

Core Retail
Accounts:         Open accounts of AmeriTrade, Inc. and Accutrade, Inc. which have a currently valid account number, are eligible for online trading, and are reported publically on a quarterly basis.

Default Rate:     The Revolving Credit Rate as defined herein plus 3.0%.

Event of
Default:          Any of the events set forth in Section 6.1 of this Agreement.


FNB-O: First National Bank of Omaha, a national banking association having its principal place of business at One First National Center, Omaha, Nebraska 68102, and its successors and assigns.

Indebtedness:     All loans and other obligations of the Borrower for borrowed money, without duplication, (including, without limitation, the indebtedness due to the Revolving Lenders) regardless of the maturity thereof, but excluding capital leases incurred in the ordinary course of business and excluding net payables to customers and broker-dealers in the ordinary course of business.

Net Operating
Profit After
Taxes: For any period, the net earning (or loss) after taxes of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period and determined in conformity with generally accepted accounting principles; provided that there shall be excluded (i) the income (or loss) of any entity accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower and (ii) any extraordinary gains or losses for such period determined in accordance with generally accepted accounting principles.

Net Worth:        The Borrower's consolidated net worth as determined in
                  accordance with generally accepted accounting principles.

Notes: (i) The revolving credit notes, substantially in the form of Exhibit A attached to this Agreement, and such additional similar notes as may be issued to certain additional

                  Revolving Lenders, and all extensions, renewals, and substitutions of or for the foregoing.

Operative
Documents:        This Agreement, the Notes, the Pledge Agreement, the Security
                  Agreement, the financing statements regarding the Collateral and the documents and certificates delivered pursuant to
                  Section 5.1.

Permitted
Liens: (i) Liens existing on the date of this Agreement as shown on Schedule A; (ii) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iv) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower or any of its Subsidiaries incurred in the ordinary course of business; (vii) Liens securing reimbursement obligations with respect to documentary letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
                  (ix) judgment and attachment Liens not giving rise to a Default or an Event of Default; (x) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (xi) customary Liens securing indebtedness under interest rate protection agreements and foreign currency hedging arrangements; (xii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower; (xiii) any interest or title of a lessor in the property subject to any capital lease obligation or operating lease entered into by the Borrower in the ordinary course of business provided that the incurrence of any related indebtedness is permitted by this Agreement; (xiv) Liens of banks in funds on deposit with such banks; and (xv) extensions, renewals or regranting of any Liens referred to in clauses (i) through (xiv) above.

Pledge
Agreement:        The Stock Pledge Agreement dated as of the date hereof,
                  between the Borrower and FNB-O, as agent for the Revolving
                  Lenders, as amended or restated from time to time.

Principal
Loan
Amount: The aggregate principal amount of all unpaid Advances made under the Notes outstanding at any time.


Quarterly
Compliance
Certificate:      The certificate delivered to the Revolving Lenders by the
                  Borrower pursuant to Section 4.1(e).

Regulatory
Net Capital The amount of net capital required for AmeriTrade Clearing under Section 15(c)(3) of the Securities Exchange Act of 1934 and Regulations promulgated thereunder in effect as of October 31, 1997.

Requisite
Revolving
Lenders Except where a higher percentage is required pursuant to the express terms of this Agreement, including without limitation
                  Section 7.1, Revolving Lenders owning two-thirds (2/3) by amount of the Principal Loan Amount outstanding or, if no Principal Loan Amount is outstanding, Revolving Lenders representing two-thirds (2/3) of the Commitments in effect at such time.

Revolving
Credit Rate:      The per annum interest rate equal to the Base Rate minus 3/4 of 1%.


Revolving
Lenders:          FNB-O, Harris Trust and Savings Bank, Mercantile Bank of St.
                  Louis, N.A., LaSalle National Bank, and such additional Revolving Lenders as may be added as Revolving Lenders under
                  Section 2.1 hereto from time to time in accordance with this Agreement, as such Revolving Lenders may be modified by assignments permitted under Section 7.4 from time to time.

Security
Agreement:        The Security Agreement dated as of this date between the
                  Borrower and FNB-O as agent for the Revolving Lenders, as amended from time to time.

Subsidiary:       Any corporation business association, partnership, joint
                  venture, limited liability company or other business entity in which the Borrower, or one or more of its Subsidiaries, or the Borrower and one or more of its Subsidiaries has more than 50% of the equity ownership thereof, or any other entity which, pursuant to GAAP, would be considered a subsidiary of the Borrower or any one or more of its Subsidiaries.

Termination
Date: December 31, 2000, or such later date as is approved in writing by the Revolving Lenders.

All accounting terms not otherwise defined herein shall have the meaning ordinarily applied under generally accepted accounting principles from time to time in effect.

                             II. REVOLVING FACILITY

                  2.1      Revolving Credit.

                  Until December 30, 2000, the Revolving Lenders severally agree to advance funds for general corporate purposes not to exceed the amount shown below (the "Base Revolving Credit Facility") to the Borrower on a revolving credit basis. Such Advances shall be made on a pro rata basis by the Revolving Lenders, based on the following maximum advance limits and applicable percentages for each Revolving Lender:
         (i) as to FNB-O, $16,000,000 (32%); (ii) as to Harris Trust and Savings Bank, $12,000,000 (24%); (iii) as to Mercantile Bank of St. Louis N.A., $12,000,000 (24%); and (iv) as to LaSalle National Bank, $10,000,000
         (20%); provided, however, that each Revolving Lender's Commitment is several and not joint or joint and several. The Base Revolving Credit Facility shall be as follows:

                  Closing until June 30, 1999             $50,000,000
                  July 1, 1999  - September 30, 1999      $47,500,000
                  October 1, 1999 - December 31, 1999     $45,000,000
                  January 1, 2000 - March 31, 2000        $42,500,000
                  April 1, 2000  - June 30, 2000          $40,000,000
                  July 1, 2000  - September 30, 2000      $37,500,000
                  October 1, 2000-December 31, 2000       $35,000,000

The Borrower shall not be entitled to any Advance hereunder if, after the making of such Advance, the Principal Loan Amount would exceed the least of (w) the then current Base Revolving Credit Facility, or (x) one and one-half (1 1/2) times the Borrower's Annualized Modified Cash Flow, or (y) 2/3 of the Regulatory Net Capital of AmeriTrade Clearing, or (z) the number of Core Retail Accounts times $200, determined in each case after giving effect to the requested Advance. Nor shall the Borrower be entitled to any further Advances hereunder after the occurrence and during the continuation of any Event of Default or any event which with the passage of time or the giving of notice or both would constitute an Event of Default, or if the Borrower's representations and warranties cease to be true and correct at the time of the requested Advance. Advances shall be made, on the terms and conditions of this Agreement, upon the Borrower's request. Requests shall be made by 12:00 noon Omaha time on the Business Day prior to the requested date of the Advance. Requests shall be made by presentation to FNB-O of a drawing certificate in the form of Exhibit B. The Borrower's obligation to make payments of principal and interest on the foregoing revolving credit indebtedness shall be further evidenced by the Notes.

         2.2      Revolving Credit Fees.

                  (a) The Borrower shall pay to the Revolving Lenders a commitment fee equal to 1/4 of 1% of the average unused facility, payable quarterly in arrears. Such fee shall be paid to the Agent and based on the average unused portion of the revolving credit commitment during the applicable quarter.

                  (b) The Borrower shall also pay a closing fee of $125,000 payable in four equal quarterly installments of $31,250. Such closing fee shall be earned at closing and shall be non-refundable.

FNB-O shall distribute to each Revolving Lender its pro rata share of such fees based on the maximum advance limits set forth above.

         2.3 Interest on Revolving Credit. Interest shall accrue on the Principal Loan Amount outstanding from time to time at a variable rate per annum equal to the Base Rate minus 3/4 of 1%. Such rate shall fluctuate daily based on changes in the Base Rate on such date. The Base Rate minus 3/4 of 1% per annum is referred to herein as the "Revolving Credit Rate." All interest under the Notes shall accrue based on a year of 360 days, and for actual days elapsed. Interest shall be due no later than the tenth day of each month. Notwithstanding anything to the contrary elsewhere herein, after an Event of Default has occurred and is continuing, interest shall accrue on the entire outstanding balance of principal and interest on all indebtedness hereunder at a fluctuating rate per annum equal to the Default Rate.

         2.4 Payments. On or prior to the end of each calendar quarter the Borrower shall repay the amount, if any, outstanding on the Notes which in the aggregate exceeds the amount of the Base Revolving Credit Facility to be in place on the next succeeding Business Day following such calendar quarter. The balance of the loan on December 31, 2000, if any, shall be due on the Termination Date. All obligations of the Borrower under the Notes and under the other Operative Documents shall be payable in immediately available funds in lawful money of the United States of America at the principal office of FNB-O in Omaha, Nebraska or at such other address as may be designated by FNB-O in writing. In the event that a payment day is not a Business Day, the payment shall be due on the next succeeding Business Day.

         2.5 Prepayments. The Borrower may at any time prepay the Principal Loan Amount, in whole or in part, outstanding under the Notes if the Borrower has given the Agent at least one (1) Business Day's prior written notice of its intention to make such prepayment. Any such prepayment may be made without penalty. All such prepayments shall be made pro rata among the Revolving Lenders based on their respective pro rata share of the amounts outstanding on the Notes. No such prepayment shall reduce the Base Revolving Credit Facility.

         2.6 Security. All obligations of the Borrower hereunder and under the Operative Documents, including, without limitation, the Borrower's obligations to make payments of principal and interest on the Notes shall be secured by a first security interest in the Collateral, as more specifically described in the Security Agreement and the Pledge Agreement.


                       III. REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants that as of the date hereof and as of the date of each and every request for an Advance hereunder, the following are and shall be true and correct:

         3.1 Corporate Existence. It and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified and in good standing in all states where it is doing business except where the failure to be so qualified would not have a material adverse effect on it and its Subsidiaries taken as a whole, and it has full corporate power and authority to own and operate its properties and to carry on its business.

         3.2 Corporate Authority. It has full corporate power, authority and legal right to execute, deliver and perform the Operative Documents to which it is a party, and all other instruments and agreements contemplated hereby and thereby, and to perform its obligations hereunder and thereunder; and such actions have been duly authorized by all necessary corporate action, and are not in conflict with any applicable law or regulation, or any order, judgment or decree of any court or other governmental agency or instrumentality or its articles of incorporation or bylaws, or with any provisions of any indenture, contract or agreement to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or their property may be bound.

         3.3 Validity of Agreements. The Borrower's Operative Documents have been duly authorized, executed and delivered and constitute its legal, valid and binding agreements, enforceable against the Borrower in accordance with their respective terms (except to the extent that enforcement thereof may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws now or hereafter in effect, or by principles of equity).

         3.4 Litigation. Neither the Borrower nor any Subsidiary is a party to any pending lawsuit or proceeding before or by any court or governmental body or agency, which, if adversely determined, is likely to have a material adverse effect on the Borrower's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower; nor is the Borrower aware of any threatened lawsuit or proceeding, to which it or any Subsidiary may become a party or of any investigation of any Court or governmental body or agency into its affairs, which if instituted would have a material adverse effect upon the Borrower's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower.

         3.5 Governmental Approvals. The execution, delivery and performance by the Borrower of the Operative Documents do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any federal, state or other governmental authority or agency other than as contemplated herein and therein.

         3.6 Defaults Under Other Documents. Neither the Borrower nor any Subsidiary is in default or in violation (nor has any event occurred which, with notice or lapse of time or both, would constitute a default or violation) under any document or any agreement or instrument to which it may be a party or under which it or any of its properties may be bound, the result of which would have a material adverse effect upon the Borrower's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower.

         3.7 Judgments. There are no outstanding or unpaid judgments (which are not adequately bonded) of the Borrower or any Subsidiary which would have a material adverse effect upon the Borrower's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower.

         3.8 Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation of any laws, regulations or judicial or governmental decrees in any respect which would have any material adverse effect upon the validity or enforceability of any of the terms of the Borrower's Operative Documents or which would have a material adverse effect upon the Borrower's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower.

         3.9 Taxes. All tax returns of the Borrower and its Subsidiaries for material taxes required to be filed have been filed or extensions permitted by law have been obtained; all taxes of the Borrower and its Subsidiaries of a material nature and which are due and payable as reflected on such returns have been paid, other than taxes which are due but for which only a nominal late payment penalty is payable and for which the taxing authority is not yet entitled to enforce its remedies for payment thereof and other than taxes being contested in good faith and with respect to which adequate reserves have been established; and no material amounts of taxes of the Borrower and its Subsidiaries not reflected on such returns are payable.

         3.10 Collateral. The Borrower has good title to the Collateral and the Collateral is free from all liens, encumbrances or security interests, except for Permitted Liens and except as disclosed on Section 3.10 of Schedule A attached hereto. The Borrower's principal place of business, chief executive office, and the principal place where it keeps its records concerning the Collateral is 4211 South 102nd Street, Omaha, Nebraska 68127.

         3.11 Pension Benefits. Neither the Borrower nor any Subsidiary maintains a "Plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or each such entity is in compliance with the minimum funding requirements with respect to any such "Plan" maintained by it to the extent applicable, and it has not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or otherwise under ERISA in connection with any such Plan.

         3.12 Margin Regulations. No part of the proceeds of any Advance hereunder shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System of the United States.

         3.13 Financial Condition. The financial condition of the Borrower and its Subsidiaries is fairly presented in the most recent financial statement which has been provided to the Agent and such financial statement does not contain any untrue statements of a material fact or omit to state any material fact necessary to make the statement therein not misleading in light of the circumstances under which it was made. No material adverse change has occurred since the date of such financial statement.


                                  IV. COVENANTS

         The Borrower hereby covenants that:

         4.1      Financial Reports.

                  (a) Within thirty (30) days after the end of each month, the Borrower, at its sole expense, shall furnish the Agent a consolidated balance sheet, a statement of earnings of the Borrower and its consolidated Subsidiaries, and a statement of cash flows of the Borrower and its consolidated Subsidiaries, and such financial statements on a consolidating basis as to the Borrower, all such financial statements to be prepared in accordance with generally accepted accounting principles consistently applied and certified as completed and correct, subject to normal changes resulting from year-end audit adjustments, by the chief financial officer of the Borrower.

                  (b) Within ninety (90) days after the close of the Borrower's fiscal year, the Borrower, at its sole expense, shall furnish the
         Agent: (i) a consolidated balance sheet, a statement of earnings of the Borrower and its consolidated Subsidiaries and a statement of cash flows of the Borrower and its consolidated Subsidiaries, certified by Deloitte & Touche LLP, or other independent certified public accountants reasonably acceptable to the Requisite Revolving Lenders, that such financial reports fairly present the financial condition of the Borrower and its consolidated Subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied; and (ii) a certificate from such accountants certifying that in making the requisite audit for certification of the Borrower's financial statements, the auditors either (1) have obtained no knowledge, and are not otherwise aware of, any condition or event which constitutes an Event of Default or which with the passage of time or the giving of notice would constitute an Event of Default under this Agreement; or (2) have discovered such condition or event, as specifically set forth in such certificate, which constitutes an Event of Default or which with the passage of time or the giving of notice would constitute an Event of Default under such sections. The auditors shall not be liable to the Revolving Lenders by reason of the auditors' failure to obtain knowledge of such event or condition in the ordinary course of their audit unless such failure is the result of negligence or willful misconduct in the performance of the audit.

                  (c) Within thirty (30) days after submission to the Securities and Exchange Commission, the Borrower shall provide to the Agent copies of its Forms 10K and 10Q, as submitted to the Securities and Exchange Commission during the term of this Agreement.

                  (d) Within thirty (30) days after the end of each month, the Borrower shall provide to the Agent the FOCUS report of AmeriTrade Clearing for such month.

                  (e) Within thirty (30) days after the end of each quarter, the Borrower, at its expense, shall furnish the Agent a certificate of the chief financial officer of the Borrower in the form of Exhibit C, setting forth such information (including detailed calculations) sufficient to verify the conclusions of such officer after due inquiry and review, that:

                           (i) The Borrower and each Subsidiary, either (y) is
                  in compliance with the requirements set forth in this Agreement or (z) is NOT in compliance with the foregoing for reasons specifically set forth therein; and

                           (ii) The chief financial officer of the Borrower has
                  reviewed or caused to be reviewed all of the terms of the Operative Documents of the Borrower and that such review either (y) has NOT disclosed the existence of any condition or event which constitutes an event of default or any condition or event which with the passage of time or the giving of notice would constitute an event of default under the Operative Documents or (z) has disclosed the existence of a condition or event which constitutes an event of default, or a condition or event which with the passage of time or the giving of notice would constitute an event of default, under the aforesaid instrument or instruments and the specific condition or event is specifically set forth.

                  (f) The Borrower shall provide the Agent with such other financial reports and statements as the Revolving Lenders may reasonably request.

         4.2 Corporate Structure and Assets. The Borrower shall not merge or consolidate with any other corporation or entity unless the Borrower shall be the surviving entity. The Borrower shall not sell any assets, other than in the ordinary course of business, in an aggregate amount greater than one million dollars ($1,000,000), except (a) items that are obsolete or no longer necessary for operation of the business, and (b) the Borrower's investment in Telescan, Inc. The Revolving Lenders shall be entitled to receive as a prepayment on the Notes the proceeds of any sale of assets of the Borrower which are prohibited by the preceding sentence. Notwithstanding the foregoing prepayment requirements, any such prohibited sale shall remain a violation of this Agreement. In addition, the Borrower shall not engage in any business materially different from that in which it is presently engaged and businesses reasonably related thereto without the prior written consent of the Requisite Revolving Lenders, which consent shall not be unreasonably withheld. The foregoing restrictions on mergers and consolidations shall not apply if: (i) in the case of a merger, the Borrower is the surviving entity and expressly reaffirms its obligations hereunder; (ii) in the case of a consolidation, the resulting corporation expressly assumes the obligations of the Borrower hereunder; (iii) the surviving or resulting corporation is organized under the laws of the United States or a jurisdiction thereof; (iv) after giving effect to such merger or consolidation, the surviving or resulting corporation will be engaged in substantially the same lines of business as are now engaged in by the Borrower and its Subsidiaries and businesses reasonably related thereto; and (v) immediately after giving effect to such merger or consolidation, no Event of Default will exist hereunder.

         4.3 Net Worth. The Borrower shall maintain a minimum Net Worth during the term of this Agreement of at least the amounts set forth hereunder:

               On or After Date Shown            Minimum Net Worth
               ----------------------            -----------------
                      Closing                       $50,000,000
                      12/31/98                      $67,500,000
                      12/31/99                      $85,000,000

         4.4 Indebtedness. The Borrower shall not have any Indebtedness other than as incurred under this Agreement, and shall not at any time permit the sum of its total Indebtedness to exceed three (3) times Annualized Modified Cash Flow, as tested at the end of the immediately preceding quarter based on the Annualized Modified Cash Flow for such quarter.

         4.5 Use of Proceeds. No part of the proceeds of the Advances shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System of the United States.

         4.6 Notice of Default. The Borrower shall give to the Agent written notification (promptly after the Borrower becomes aware thereof) of the existence or occurrence of:

                  (a) any fact or event which results, or which with notice or the passage of time, or both, would result in an Event of Default hereunder;

                  (b) any proceedings instituted by or against the Borrower or any Subsidiary in any federal, state or local court or before any governmental body or agency, or before any arbitration board, or any such proceedings threatened against the Borrower or any Subsidiary by any governmental agency, or any change in law or regulation applicable to the Borrower or one or more of its Subsidiaries, which event alone or in the aggregate is, in the Borrower's reasonable judgment, likely to have a material adverse effect upon the Borrower's ability to perform its obligations under its Operative Documents;

                  (c) any default or event of default involving the payment of money under any agreement or instrument which is material to the Borrower or any Subsidiary to which such entity is a party or by which it or any of its property may be bound, and which default or event of default would have a material adverse effect upon the Borrower's ability to perform its obligations under its Operative Documents;

                  (d) the commencement of any proceeding under the Federal Bankruptcy Code or similar law affecting creditor's rights by or against the Borrower or any Subsidiary; and

                  (e) pending or threatened litigation exists against the Borrower or any Subsidiary with a prayer for damages in excess of $500,000 or for any other relief which, if adversely determined, is likely to have an adverse effect upon the Borrower's ability to perform its obligations under its Operative Documents.

         4.7 Distributions.

                  (a) The Borrower shall not declare any dividends or make any cash distribution in respect of any shares of its capital stock or warrants of its capital stock, without the prior written consent of the Requisite Revolving Lenders; provided, however, that the Borrower may declare stock dividends.

                  (b) The Borrower shall not purchase, redeem, or otherwise retire any shares of its capital stock or warrants of its capital stock other than open market purchases not to exceed

         2% of outstanding shares in any year to have stock available for compensation plans; provided, however, that the amount of such purchases is not to exceed $1 million per year.

                  (c) Neither the Borrower nor any Subsidiary will enter into any agreements limiting a Subsidiary's ability to make dividends to the Borrower which are more restrictive than the net capital rule promulgated under Section 15(c) of the Securities Exchange Act of 1934 in effect on October 28, 1997; provided, however, that the granting by AmeriTrade Clearing to the First National Bank of Chicago of a security interest pursuant to the Broker-Loan Pledge and Security Agreement dated October 24, 1989 shall not in and of itself be deemed a violation of this Subsection 4.7(c).

         4.8 Compliance with Law and Regulations. The Borrower and each Subsidiary shall comply in all material respects with all applicable federal and state laws and regulations except when the failure to so comply would not have a material adverse effect on the Borrower's business.

         4.9 Maintenance of Property; Accounting; Corporate Form; Taxes; Insurance.

                  (a) The Borrower and each Subsidiary shall maintain its property in good condition in all material respects, ordinary wear and tear excepted.

                  (b) The Borrower and each Subsidiary shall keep true books of record and accounts in which full and correct entries shall be made of all its business transactions, all in accordance with generally accepted accounting principles consistently applied.

                  (c) The Borrower and each Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate form of existence as is necessary for the continuation of its business in substantially the same form, except where such failure to do so with respect to any Subsidiary would not have a material adverse effect on the ability of the Borrower to perform its obligations under the Operative Documents.

                  (d) The Borrower and each Subsidiary shall pay all taxes, assessments and governmental charges or levies imposed upon it or its property; provided, however, that the Borrower or any Subsidiary shall not be required to pay any of the foregoing taxes which are being diligently contested in good faith by appropriate legal proceedings and with respect to which adequate reserves have been established.

         4.10 Inspection of Properties and Books. The Borrower shall recognize and honor the right of the Revolving Lenders, upon reasonable advance notice to an officer of the Borrower, to visit and inspect, during normal business hours, any of the properties of, to examine the books, accounts, and other records of, and to take extracts therefrom and to discuss the affairs, finances, loans and accounts of, and to be advised as to the same by the officers of, the Borrower at all such times, in such detail and through such agents and representatives as the Revolving Lenders may reasonably desire.

         4.11 Guaranties. Neither the Borrower nor any Subsidiary shall guaranty or become responsible for the indebtedness of any other person or entity in excess of an aggregate amount outstanding at any time of $250,000.

         4.12 Collateral. The Borrower shall not incur or permit to exist any mortgage, pledge, lien, security interest or other encumbrance on the Collateral, other than Permitted Liens and except as otherwise permitted in the Security Agreement or the Pledge Agreement.

         4.13 Name; Location. The Borrower shall give the Agent thirty (30) days notice prior to changing its name, identity or corporate structure, moving its principal place of business, chief executive office or the place where it keeps its records concerning the Collateral.

         4.14 Notice of Change in Ownership or Management. During the term of this Agreement, the Borrower shall give the Revolving Lenders notice of the occurrence of any of the following described events, which notice shall be given as soon as the Borrower obtains notice or knowledge thereof:

                  (a) any change, directly or indirectly, in the existing controlling interest in the Borrower; or

                  (b) a change in any of the three (3) officer/directors.

         4.15 Subordinated Debt. The Borrower shall not, and shall not permit any Subsidiary to, incur any subordinated debt or issue any preferred stock or warrants for preferred stock except upon the prior written consent of the Requisite Revolving Lenders. The Borrower shall not amend its articles of incorporation or any other documents or agreements relating to the issuance of subordinated debt, preferred stock or warrants for preferred stock without the prior written consent of the Requisite Revolving Lenders.

         4.16 Capital Expenditures. The Borrower shall not incur in any fiscal year capital expenditures, determined in accordance with generally accepted accounting principles, of more than $15,000,000; provided however that any portion of such $15,000,000 which is not expended for capital expenditures may be rolled over and added to the capital expenditures permitted for the next fiscal year.

         4.17 Acquisitions. The Borrower shall not, and shall not permit any Subsidiaries to, acquire any stock or any equity interest in, or warrants therefor or securities convertible into the same, or a substantial portion of the assets of, or debentures of, or other investments in another entity without the prior written consent of the Requisite Revolving Lenders; provided, however, that (i) the Borrower shall be permitted to make in any twelve-month period such acquisitions and investments in an amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate without the consent of the Requisite Revolving Lenders; and (ii) the Borrower and each Subsidiary shall be permitted to make investments in short term marketable securities in the normal course of its cash management activities; and (iii) Ameritrade Clearing shall be permitted to hold short term equity positions in the normal course of its securities clearing business. Notwithstanding the foregoing, the Borrower shall not be permitted to act as a market maker or to conduct trading activities; and no Subsidiary shall be permitted to conduct trading activities for its own account or to act as a market maker.

         4.18 Subsidiaries. The Borrower shall give prompt written notice to the Revolving Lenders of the Borrower's intent to acquire, or the Borrower's acquisition of, any Subsidiary. Prior to the creation or acquisition of such Subsidiary, the Borrower shall cause a first security interest in the Borrower's equity interest in such Subsidiary to be perfected in favor of FNB-O, as agent for the Revolving Lenders.

         4.19 Minimum Regulatory Net Capital. AmeriTrade Clearing will have Regulatory Net Capital at all times in compliance with law but in no event less than 5% of aggregate debit items.

         4.20 Minimum Core Retail Accounts. The Borrower will have at least the number of Core Retail Accounts on the dates set forth below:

                        Date                      Minimum Core Retail Accounts
                        ----                      ----------------------------


                        Closing                             125,000
                        3/31/98                             175,000
                        6/30/98                             215,000
                        9/30/98                             255,000
                       12/31/98                             290,000

         4.21 Taxes. The Borrower shall, and shall cause its Subsidiaries to, pay all taxes imposed upon them before any penalties or interest accrue thereon; provided, however, that no such taxes need be paid for so long as they are being diligently contested in good faith by appropriate proceeding and with respect to which adequate reserves in accordance with GAAP have been established.

         4.22 ERISA. The Borrower shall not, and shall not permit any of its Subsidiaries to:

                  (a) (i) engage in any transaction in connection with which the Borrower or any Subsidiary could be subject to either a criminal or civil penalty under section 501 or 502(i) of ERISA or a tax imposed by section 4975 of the Internal Revenue Code of 1986 as amended from time to time, (ii) fail to make full payment when due of all amounts which would be deductible by the Borrower or a Subsidiary and which, under the provisions of any Plan, applicable law or applicable collective bargaining agreement, the Borrower or any Subsidiary is required to pay as contributions thereto, or (iii) permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan, if, in the case of any of subdivision (i), (ii) or (iii) above, such penalty or tax, or the failure to make such payment, or the existence of such deficiency, as the case may be, could have a material adverse effect on (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, or (c) the Borrower's ability to perform its obligations under the Operative Documents; or

                  (b) permit the aggregate complete or partial withdrawal liability under Title IV of ERISA which is due and unpaid with respect to all Multiemployer Plans incurred by the Borrower or one or more of its Subsidiaries to exceed $500,000.

         4.23 Expenses. The Borrower shall, immediately upon demand by the Agent, reimburse the Agent for all reasonable and documented costs and expenses, including reasonable and documented fees and expenses of counsel to the Agent, incurred by the Agent in connection with the transaction contemplated by the Operative Documents after the closing, including without limitation, any waiver, amendment or enforcement thereof. After the occurrence of an Event of Default, the Borrower shall, immediately upon demand, reimburse each Revolving Lender for all reasonable and documented costs and expenses, including reasonable and documented fees and expenses of counsel to such Revolving Lender, incurred by such Revolving Lender in connection with enforcing such Revolving Lender's rights under the Operative Documents.


                             V. CONDITIONS PRECEDENT

         5.1 Closing Conditions. Any and all obligations of the Revolving Lenders to make their initial advances hereunder are subject to satisfaction of the following conditions precedent:

                  (a) FNB-O, as agent, shall have received an opinion of counsel to the Borrower covering such matters as the Revolving Lenders may request (including, without limitation, corporate existence and good standing, corporate authority, due authorization, execution and delivery of the Operative Documents, the legal, valid, binding and enforceable nature of the Operative Documents, and the perfection and priority of the security interest in the Collateral granted to the Revolving Lenders), such opinion to be satisfactory in form and substance to counsel to FNB-O;

                  (b) FNB-O, as agent, shall have received such certificates and documents as the Revolving Lenders may reasonably request from the Borrower, including articles of incorporation and bylaws, certificates regarding good standing, incumbency, copies of other corporate documents, and appropriate authorizing resolutions;

                  (c) the Operative Documents shall have been duly authorized and executed and shall be in full force and effect, and such UCC financing statements shall have been executed and filed in such offices as may be appropriate to perfect the security interest of FNB-O, as agent for the Revolving Lenders, in the Collateral;

                  (d) the Borrower shall have delivered to FNB-O as agent the certificates covered by the Pledge Agreement and the applicable stock powers endorsed in blank; and

                  (e) the Borrower shall have paid the reasonable and documented fees and expenses of counsel to the Agent in connection with the preparation, negotiation and execution of the Operative Documents in an amount not to exceed $10,000.


                            VI. DEFAULTS AND REMEDIES

         6.1 Events of Default. Any of the following shall be deemed an event of default under this Agreement (an "Event of Default"):

                  (a) Any payment of principal required by any of the Operative Documents shall not be paid within three (3) Business Days after the date on which such payment was invoiced or due.

                  (b) Any payment of interest or other fees due hereunder or under any of the Operative Documents shall not be paid within three (3) Business Days after the date on which such payment was invoiced or due.

                  (c) Any representation or warranty of the Borrower under any of the Operative Documents, or any financial reports or statements or certificates submitted pursuant to this Agreement, shall prove to have been false in any material respect when made.

                  (d) A failure of the Borrower or any Subsidiary to comply with any requirement or restriction applicable to such entity and contained in Sections 4.2, 4.3, 4.4, 4.5, 4.7, 4.11, 4.12, 4.15, 4.16, 4.17,
         4.19, 4.20, 4.21, or 4.22 of this Agreement.

                  (e) A failure of the Borrower or any Subsidiary to comply with any requirement or restriction contained in any provision of the Operative Documents not otherwise specified in this Article VI, which failure remains unremedied for thirty (30) days following knowledge or receipt of notice as to such failure from any source.

                  (f) The occurrence of a default or a breach of any of the obligations of the Borrower or any Subsidiary (other than obligations of such Subsidiary to the Borrower) under any note, loan agreement, preferred stock, subordinated debt instrument or agreement, or any other agreement evidencing an obligation to repay borrowed money when the aggregate amount of indebtedness thereby affected (1) exceeds $500,000 or (2) if such default or breach has been declared, such loan agreement, preferred stock, subordinated debt instrument or agreement, exceeds $100,000.

                  (g) The entry of a final judgment that exceeds $500,000 against the Borrower or any Subsidiary for the payment of money, which is not covered by insurance, and the expiration of thirty (30) days from the date of such entry during which the judgment is not discharged in full or stayed.

                  (h) The occurrence of any one or more of the following:

                           (1) The Borrower or any Subsidiary shall file a
                  voluntary petition in bankruptcy or an order for relief shall be entered in a bankruptcy case as to such entity or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of such entity or of all or any part of its property, or of any or all of the royalties, revenues, rents, issues or profits thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts or shall generally not pay its debts as they become due; or

                           (2) A court of competent jurisdiction shall enter an
                  order, judgment or decree approving a petition filed against the Borrower or any Subsidiary seeking any reorganization, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the first date of entry thereof; or any trustee, receiver or liquidator of the Borrower or any Subsidiary or of all or any part of its property, or of any or all of the royalties, revenues, rents, issues or profits thereof, shall be appointed without the consent or acquiescence of such entity and such appointments shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

                           (3) A writ of execution or attachment or any similar
                  process shall be issued or levied against all or any part of or interest in the Collateral, or any judgment involving monetary damages shall be entered against the Borrower or any Subsidiary which shall become a lien on the Collateral or any portion thereof or interest therein and such execution, attachment or similar process or judgment is not released, bonded, satisfied, vacated or stayed within thirty (30) days after its entry or levy.

                  (i) A Change of Control shall occur.

                  (j) Any adverse regulatory action has been taken against the Borrower or one or more of its Subsidiaries which will materially adversely affect (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, or (c) the Borrower's ability to perform its obligations under this Agreement or any of the Operative Documents.

                  (k) Any litigation has been filed against the Borrower or one or more of its Subsidiaries which, if determined adversely, will materially adversely affect (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, or (c) the Borrower's ability to perform its obligations under this Agreement or any of the Operative Documents.

         6.2 Remedies. If an Event of Default occurs and is continuing, upon the election of the Revolving Lenders holding two-thirds of the then outstanding aggregate total Indebtedness of the Borrower to the Revolving Lenders, the entire unpaid principal amount under the Notes, together with interest accrued thereon, shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, the Commitments of the Revolving Lenders hereunder shall terminate, and the Revolving Lenders may exercise their rights under the other Operative Documents or the Notes, including, without limitation, under the Security Agreement and the Pledge Agreement. Upon the occurrence of an Event of Default described in
Section 6.1(h)(1) or (2) hereof, acceleration under this Section 6.2 shall occur automatically without the election, declaration, notice or other act on the part of any of the Revolving Lenders. In addition, the Revolving Lenders shall have such other remedies as are available at law and in equity. Remedies under this Agreement, the Operative Documents, and the Notes are cumulative. Any waiver must be in writing by the Revolving Lenders and no waiver shall constitute a waiver as to any other occurrence which constitutes an Event of Default or as to any party not specifically included in such written waiver.


                         VII. INTER-CREDITOR AGREEMENTS

         7.1 FNB-O as Servicer. FNB-O will act as sole servicer of the loans evidenced by the Notes. For purposes of this Article VII, the term Event of Default means any Event of Default hereunder. FNB-O will enforce, administer and otherwise deal with the loans made by the Revolving Lenders in accordance with safe and prudent banking standards employed by FNB-O in the case of the loan made by FNB-O. Without limiting the generality of the foregoing, FNB-O will, on its own behalf and on behalf of the Revolving Lenders: (i) maintain originals of the Operative Documents (excluding the Notes); (ii) receive requests for Advances from the Borrower, promptly transmit the same to the Revolving Lenders and make such Advances on behalf of the Revolving Lenders (provided that FNB-O is assured of reimbursement therefor by the other Revolving Lenders for their pro rata shares); (iii) receive payments and prepayments from the Borrower and apply such payments as provided in Section 7.2; (iv) receive notices from the Borrower and send copies thereof to the Revolving Lenders if FNB-O has reasonable cause to believe that such Revolving Lenders have not received such notice from another source; and (v) advise the Revolving Lenders of the occurrence of any Event of Default which FNB-O obtains actual knowledge of. The Revolving Lenders agree not to attempt to take any action against the Borrower under the Operative Documents or the Notes, or with respect to the indebtedness evidenced thereby without FNB-O's consent unless holders of two-thirds of the then outstanding aggregate total Indebtedness of the Borrower to the Revolving Lenders (including under the Notes and any similar indebtedness) shall have requested FNB-O to take specific action against the Borrower and FNB-O shall have failed to do so within a reasonable period after receipt of such request. All actions, consents, waivers and approvals by the Revolving Lenders shall be deemed taken or given and amendments hereto deemed agreed to if the holders of more than two-thirds of the outstanding aggregate total Indebtedness of the Borrower to the Revolving Lenders shall have indicated their consent thereto. Notwithstanding the foregoing, unanimous approval of the applicable Revolving Lenders under the respective Notes shall be required for: (i) any reduction or compromise of the principal loan amount of such Notes, the amount or rate of interest accrued or accruing thereon or the fees due hereunder; and (ii) extension of the date of any scheduled payment; and unanimous consent of all the Revolving Lenders shall be required for (iii) permitting the sale of or releasing the security interest of the Revolving Lenders in (x) any stock held in Subsidiaries or (y) other Collateral which comprises more than ten percent (10%) of net book value of fixed assets of the Borrower; and (iv) any amendment of Sections 7.1 or 7.2 hereof. A Revolving Lender's commitment hereunder may not be increased without the consent of such Revolving Lender, it being understood, however, that increases in the total revolving credit facility hereunder may be made with the consent of the holders of more than two-thirds of the outstanding aggregate total outstanding obligation of the Borrower to the Revolving Lenders, so long as such increase does not result in the increase of any non-consenting Revolving Lender's commitment hereunder.

         7.2 Application of Payments. Until the earlier of the occurrence of an Event of Default, payments or prepayments made by the Borrower may be applied to the indebtedness designated by the Borrower or otherwise applied as follows:

                  (a) first, to pay interest to date on the Notes and fees due to the Revolving Lenders;

                  (b) second, pro rata to the Revolving Lenders, such pro rata share to be determined as set forth below in subsection (bb) of this
         Section 7.2.

After the occurrence of an Event of Default, payments or prepayments on the Notes received by FNB-O or any of the Revolving Lenders and funds realized upon the disposition of any of the Collateral shall be applied as follows:

                  (aa) first, to reimburse FNB-O for any reasonable and documented costs, expenses, and disbursements (including reasonable and documented attorneys' fees) which may be incurred or made by FNB-O: (i) in connection with its servicing obligations; (ii) in the process of collecting such payments or funds; or (iii) as advances made by FNB-O to protect the Collateral (provided, however, that FNB-O shall have no obligation to make such protective advances); and

                  (bb) second, pari passu among the Revolving Lenders, based on their respective pro rata shares of the funds to be applied. Each Revolving Lender's pro rata share shall be equal to a fraction, (x) the numerator of which shall be the total principal loan amount then outstanding which is owing to each such Revolving Lender under its Notes, and (y) the denominator of which shall be the total Principal Loan Amount then outstanding which is owing to the Revolving Lenders under all Notes.

Except as specifically provided in this Section 7.2, FNB-O shall have no obligation to repay or prepay any amount due from the Borrower to any of the other Revolving Lenders nor shall FNB-O have any obligation to purchase all or a part of any Note hereunder or any Advance made by any Revolving Lenders, nor shall the Revolving Lenders have any recourse whatsoever against FNB-O with respect to any failure of the Borrower to repay the indebtedness referenced herein.

         7.3 Liability of FNB-O. FNB-O shall not be liable to the Revolving Lenders for any error of judgment or for any action taken or omitted to be taken by it hereunder, except for gross negligence or willful misconduct. Without limiting the generality of the foregoing, FNB-O, except as expressly set forth herein, (a) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no representation or warranty with respect to, and shall not be responsible for, the accuracy, completeness, execution, legality, validity, legal effect or enforceability of this Revolving Credit Agreement, the Notes, or the other Operative Documents, or the value or sufficiency of any Collateral given by the Borrower or the priority of the Revolving Lenders' security interest therein or the financial condition of the Borrower; and (c) shall not be responsible for the performance or observance of any of the terms, covenants or conditions of the Operative Documents on the part of the Borrower and shall not have any duty to inspect the property (including, without limitation, the books and records) of the Borrower.

         7.4 Transfers. No Revolving Lender shall subdivide or transfer its respective Notes (except to a Federal Reserve Bank) without first giving ten
(10) days prior written notice to and obtaining the prior written consent (which consent shall not be unreasonably withheld) of FNB-O and the Borrower. No Revolving Lender may grant a participation in any Advance hereunder without the prior written consent of FNB-O (which consent shall not be unreasonably withheld).

         7.5 Reliance. The Revolving Lenders acknowledge that they have been advised that none of the Notes nor any interest therein or related thereto has been (i) registered under the Securities Act of 1933, as amended, nor (ii) insured by the Federal Deposit Insurance Corporation. The Revolving

Lenders acknowledge that they have received from the Borrower all financial information and other data relevant to their decision to extend credit to the Borrower and that they have independently approved the credit quality of the Borrower.

         7.6 Relationship of Lenders. The Revolving Lenders intend for the relationships created by this Agreement to be construed as concurrent direct loans from each Revolving Lender respectively to the Borrower. Nothing herein shall be construed as a loan from any Revolving Lender to FNB-O or as creating a partnership or joint venture relationship among them.

         7.7 New Revolving Lenders. In the event that new Revolving Lenders are added to this Agreement, such Revolving Lenders shall be required to agree to the inter-creditor provisions of this Article VII.

         7.8 Agenting Fee. The Borrower will pay to FNB-O an annual agenting fee equal to $25,000, payable quarterly on or before the last day of such quarter in equal installments of $6,250.


                      VIII. REIMBURSEMENTS; INDEMNIFICATION

         8.1 Capital Adequacy. If, after the date hereof, the adoption or implementation of any applicable law, rule or regulation regarding capital adequacy (including, without limitation, any law, rule or regulation implementing the Basle Accord), or any change therein, or any change in the interpretation or administration thereof by any central bank or other governmental authority charged with the interpretation or administration thereof, or compliance by a Revolving Lender (or its parent) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other governmental authority (including, without limitation, any guideline or other requirement implementing the Basle Accord), has or would have the effect of reducing the rate of return on such Revolving Lender's capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Revolving Lender could have achieved but for such adoption, implementation, change or compliance (taking into consideration such Revolving Lender's policies with respect to capital adequacy) by an amount deemed by such Revolving Lender to be material, then such Revolving Lender shall provide to the Borrower notice of such matter, and from time to time thereafter within ten (10) Business Days after demand by such Revolving Lender, the Borrower shall pay to such Revolving Lender such additional amount or amounts as will compensate such Revolving Lender for such reduction which is incurred by such Revolving Lender after the date of such Revolving Lender's notice to the Borrower under this Section 8.1. Notwithstanding the preceding sentence, upon Borrower's receipt of such notice from such Revolving Lender, Borrower may provide to such Revolving Lender its notice of prepayment in accordance with Section 2.5 hereof. A certificate of such Revolving Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Revolving Lender may use any reasonable averaging and attribution methods. Upon receipt of a notice from a Revolving Lender under this section, the Borrower, upon ten (10) days prior written notice to the Agent, may replace such Revolving Lender with a new Revolving Lender that would not require a payment under this section, which replacement Revolving Lender shall purchase the rights and assume the obligations of the replaced Revolving Lender under this Agreement and the other Operative Documents for a price equal to the outstanding principal and accrued but unpaid interest on the Note issued to such replaced Revolving Lender, plus the amount of other fees (including without limitation the commitment fee payable in accordance with Section 2.2 (a) of this Agreement), such fees to be pro rated through the purchase and assumption date; provided, however, that such replacement Revolving Lender must be acceptable to the Agent.

         8.2 General Indemnity. The Borrower shall indemnify each Revolving Lender and its directors, officers, employees and agents from and against any and all losses, claims, liabilities, damages, reasonable and documented attorneys' fees and disbursements, and other reasonable and documented costs and expenses which the indemnified party may at any time sustain or incur in connection with the Borrower's use of loan proceeds; provided that the indemnified party shall not have any right to be indemnified for its own gross negligence or willful misconduct. All indemnities and all provisions relative to reimbursement to the Revolving Lenders of amounts sufficient to compensate the Revolving Lenders for changes in capital adequacy requirements, including, but not limited to, Section 8.1 hereof, shall survive the termination of this Agreement and the payment of the Notes.

                                IX. MISCELLANEOUS

         9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, except as specified by Section 7.1, may not be effectively amended, changed, modified or altered, except in writing executed by the Borrower and the Requisite Revolving Lenders.

         9.2 Governing Law. The Operative Documents shall be governed by and construed pursuant to the laws of the State of Nebraska.

         9.3 Notices. Until changed by written notice from one party hereto to the other, all communications under the Operative Documents shall be in writing and shall be hand delivered or mailed by registered mail to the parties, and shall be deemed given when mailed, as follows:

                  If to the Borrower:

                           AMERITRADE HOLDING CORPORATION
                           4211 South 102nd Street
                           Omaha, Nebraska 68127
                           Attention: Robert T. Slezak, Chief Financial Officer

                  If to the Agent:

                           FIRST NATIONAL BANK OF OMAHA
                           One First National Center
                           Omaha, Nebraska  68102
                           Attention:  Mr. James P. Bonham

                  If to the Revolving Lenders, at their respective addresses listed herein.

         9.4 Headings. The captions and headings herein are for convenience only and in no way define or limit the scope or intent of any provisions or sections of this Agreement.

         9.5 Counterparts. This Agreement may be executed in several counterparts and such counterparts together shall constitute one and the same instrument.

         9.6 Survival; Successors and Assigns. The covenants, agreements, representations and warranties made herein, and in the certificates delivered pursuant hereto, shall survive the execution and delivery to the Revolving Lenders of this Agreement and shall continue in full force and effect so long as any Note or any obligation to the Revolving Lenders under any of the Operative Documents (other than contingent obligations that, by their terms, survive the termination hereof) is outstanding and unpaid or any Commitment remains in effect. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower which are contained in this Agreement shall bind the successors and assigns of the Borrower and shall inure to the benefit of the successors and assigns of the Revolving Lenders.

         9.7 Severability. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.8 Assignment. The Borrower may not assign its rights or obligations hereunder and any assignment in contravention of the terms hereof shall be void.

         9.9 Consent to Form of Pledge Agreement and Security Agreement. The parties hereto expressly approve the form of the Pledge Agreement and the Security Agreement.

         IN WITNESS WHEREOF, the Borrower and the Revolving Lenders have caused this Revolving Credit Agreement to be executed by their duly authorized corporate officers as of the day and year first above written.


                                    AMERITRADE HOLDING CORPORATION


                                    By: /s/ R.T. Slezak
                                       ----------------------------
                                     Title:  VP & CFO
                                             ----------------------


                                    FIRST NATIONAL BANK OF OMAHA


                                    By: /s/ J.P. Bonham
                                       ----------------------------
                                     Title: Vice President
                                           ------------------------





NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                                            INITIALED:

                                            /s/ RTS
                                            -----------
                                            Borrower

                                    HARRIS TRUST AND SAVINGS BANK


                                    By: /s/ Gary R. Shafer
                                       ---------------------------
                                     Title: Vice President
                                           -----------------------





NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                                            INITIALED:

                                            /s/ RTS
                                            ----------
                                            Borrower

                                    LASALLE NATIONAL BANK


                                    By: /s/ Aimee W. Daniels
                                       ---------------------------
                                       Title: First Vice President
                                             ---------------------






NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                                            INITIALED:

                                            /s/ RTS
                                            ----------
                                            Borrower

                                    MERCANTILE BANK OF ST. LOUIS, N.A.


                                    By: /s/ James P. Walker
                                       ------------------------------
                                     Title: Senior VP
                                           --------------------------





NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                                            INITIALED:

                                            /s/ RTS
                                            -----------
                                            Borrower

                               SECURITY AGREEMENT


         This SECURITY AGREEMENT is between AMERITRADE HOLDING CORPORATION, a Delaware corporation having its principal place of business at 4211 South 102nd Street, Omaha, Nebraska 68127 ("Borrower"), and FIRST NATIONAL BANK OF OMAHA, a national banking association having its principal place of business at One First National Center, Omaha, Nebraska 68102 ("Secured Party") as agent for itself and HARRIS TRUST AND SAVINGS BANK,, LASALLE NATIONAL BANK, and MERCANTILE BANK OF ST. LOUIS, N.A., the Revolving Lenders under the Revolving Credit Agreement dated as of the date hereof (the "Revolving Lenders") who agree as follows:

         1. Grant of Security Interest. Borrower hereby grants to Secured Party a security interest in the Collateral.

         2. Collateral. The Collateral to which this Security Agreement refers is described on Exhibit A.

         3. Obligations Secured. The security interest granted herein is given to secure all present and future obligations of Borrower: (i) under the Revolving Credit Agreement of even date herewith (the "Revolving Credit Agreement") between Borrower, the Secured Party and other Revolving Lenders referred to therein (ii) under those certain promissory notes from Borrower to the Revolving Lenders of even date herewith (the "Notes"); (iii) to reimburse the Secured Party and the Revolving Lenders, if applicable, for all reasonable and documented sums, if any, advanced to protect the Collateral; and (iv) to reimburse Secured Party and the Revolving Lenders, if applicable, for all reasonable and documented costs and expenses incurred in collection of the foregoing, including, without limitation, costs of repossession and sale and reasonable and documented attorneys' fees. All capitalized terms not defined in this Security Agreement shall have their respective meanings set forth in the Revolving Credit Agreement.

         4. Representations and Warranties. Borrower represents and warrants:

                  (a) Possession and Ownership. The Collateral is or will be in Borrower's possession and Borrower has or will acquire absolute title thereto (subject to Permitted Liens) and will defend the Collateral against the claims and demands of all persons other than Secured Party. Borrower has full right and power to grant the security interest herein to Secured Party.

                  (b) Liens and Encumbrances. No financing statement covering the Collateral or other filing evidencing any lien or encumbrance on the Collateral is on file in any public office and there is no lien, security interest or encumbrance on the Collateral except for the security interest held by Secured Party pursuant to this Security Agreement, Permitted Liens and for those security interests described on Exhibit B.

                  (c) Truth of Representations. All information, statements, representations, and warranties made by Borrower herein and in any financial or credit statement, application for credit, or any other writing executed prior to or substantially contemporaneously herewith are true, accurate and complete in all material respects.

                  (d) Location. Borrower has its chief executive office, principal place of business and place where it keeps it records concerning the Collateral at 4211 South 102nd Street, Omaha, Nebraska 68127.

                  (e) Authority. Borrower has full authority to enter into this Security Agreement and in so doing is not violating any law, regulation, or agreement with third parties. This Security Agreement has been duly and validly authorized by all necessary corporate action on the part of the Borrower.

         5. Covenants.  Borrower covenants and agrees:

                  (a) Liens and Encumbrances. Except as otherwise expressly allowed by the Revolving Credit Agreement, Borrower shall keep the Collateral free and clear of liens, encumbrances, security interests, and other claims of third parties and will, at Borrower's expense, defend the Collateral against the claims and demands of all third parties. Borrower shall promptly pay and discharge any indebtedness owing to any third party who, by reason of said indebtedness, could obtain or become entitled to a lien or encumbrance on the Collateral, other than such indebtedness being contested in good faith and with respect to which adequate reserves have been established.

                  (b) Taxes. Borrower shall promptly pay and discharge any and all taxes, levies and other impositions made upon the Collateral which may give rise to liens upon the Collateral if unpaid or which are imposed upon the creation, perfection or continuance of the security interest provided for herein, other than taxes being contested in good faith and with respect to which adequate reserves have been established.

                  (c) Insurance. All risk of loss of, damage to or destruction of the Collateral shall at all times be on Borrower. Borrower shall procure and maintain, at its own expense, insurance covering the Collateral (other than the Pledged Stock and Stock Rights described in the Pledge Agreement) against risks under policies and with companies acceptable to the Secured Party, for the duration of this Security Agreement.

                  (d) Records. Borrower shall keep accurate and complete records pertaining to the Collateral and pertaining to Borrower's business and financial condition, and shall allow the Secured Party to inspect the same from time to time during normal business hours upon reasonable advance notice and shall submit such periodic reports relating to the same to the Secured Party from time to time as the Secured Party may reasonably request.

                  (e) Notice to the Secured Party. Borrower shall promptly notify the Secured Party of any loss or damage to the Collateral, any impairment of the value thereof, any claim made thereto by any third party, or any adverse change in Borrower's financial condition which may affect its prospect to pay or perform its obligations to the Secured Party.

                  (f) Location. Borrower will not move the Collateral or any documents or records representing the Collateral, Borrower's chief executive office, principal place of business or place where it keeps its records concerning the Collateral from the location specified above without first obtaining the written consent of the Secured Party and shall not permit any Collateral to be located in any state in which a financing statement covering the Collateral is required to be, but has not in fact been, filed in order to perfect the security interest granted herein. Borrower shall not change its name without giving the Secured Party at least thirty (30) days' prior notice thereof.

                  (g) Other Documents. Borrower shall execute such further documents as may be requested by the Secured Party to obtain and perfect a security interest in the Collateral, including without limitation, Uniform Commercial Code Financing Statements and amendments thereto. A carbon, photographic or other reproduction of this Security Agreement or of any financing statement signed by Borrower shall have the same force and effect as the original for all purposes of a financing statement.

         6. Rights and Remedies of the Secured Party. The Secured Party shall have all of the rights and remedies provided at law and in equity and in the Uniform Commercial Code and in addition thereto and without limitation thereon shall have the following rights which may be exercised singularly or concurrently:

                  (a) Inspection. The Secured Party may at any time during normal business hours, with reasonable advance notice, enter upon Borrower's premises or any other place where the Collateral or any documents and records representing the Collateral are located to inspect and examine the same and, if Borrower is in default, to take possession thereof.

                  (b) Performance by the Secured Party. If Borrower fails to perform any of its obligations hereunder, the Secured Party may, at its sole discretion, pay or perform such obligations for Borrower's account and may add any cost or expense thereof to the obligations secured hereby.

                  (c) Acceleration. Upon default, the Secured Party may, without demand or notice to Borrower, accelerate all of the obligations secured hereby and proceed to enforce payment of the same with or without first resorting against the Collateral.

                  (d) Proceed Against Collateral. Upon default, the Secured Party may: require Borrower to make the Collateral available to the Secured Party at a place reasonably convenient to the parties; take possession of the Collateral, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof which Borrower hereby expressly waives) and sell, retain or otherwise dispose of the Collateral in full or partial satisfaction of the obligations secured hereby.

                  (e) Power of Attorney. Borrower hereby irrevocably appoints (which appointment is coupled with an interest) the Secured Party as Borrower's true and lawful attorney, with full power of substitution, without notice to Borrower and at such time or times after the occurrence and during the continuance of an Event of Default as the Secured Party in its sole discretion may determine to: (i) create, prepare, complete, execute, deliver and file such documents, instruments, financing statements and other agreements and writings as may be deemed appropriate by the Secured Party to facilitate the intent of this Security Agreement; (ii) notify account debtors and others with obligations to Borrower to make payment of their obligations to the Secured Party; (iii) demand, enforce and receive payment of any accounts or obligations owing to Borrower, by legal proceedings or otherwise; and (iv) settle, adjust, compromise, release, renew or extend any account or obligation owing to Borrower.

                  (f) Deficiency. Upon default, and after any disposition of the Collateral, the Secured Party may sue Borrower for any deficiency remaining.

         7. Obligations of the Secured Party. The Secured Party has no obligations to Borrower hereunder except those expressly required herein. Except as expressly provided in the Revolving Credit Agreement, the Secured Party has not agreed to make any further advance or loan of any kind to Borrower. The Secured Party's duty of care with respect to the Collateral in its possession shall be deemed fulfilled if the Secured Party exercises reasonable care in physically safekeeping the Collateral or, in the case of Collateral in the possession of a bailee or third party, exercises reasonable care in the selection of the bailee or third party. The Secured Party need not otherwise preserve, protect, insure or care for the Collateral. The Secured Party need not preserve rights Borrower may have against prior parties, realize on the Collateral in any particular manner or order, or apply proceeds of the Collateral in any particular order of application.

         8.       Miscellaneous.

                  (a) No Waiver. No delay or failure on the part of the Secured Party in the exercise of any right or remedy hereunder shall operate as a waiver thereof and no single or partial exercise by the Secured Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.


                  (b) Amendment and Termination. This Security Agreement may be amended only by an explicit written agreement signed by Borrower and the Secured Party. Upon the payment in full of all obligations referred to in paragraph 3 hereof (other than contingent obligations that, by their terms, survive termination of the Revolving Credit Agreement) and the expiration of the commitments of the Revolving Lenders to make Advances, the security interest granted thereby shall terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination, the Secured Party will execute and deliver to the Borrower such releases and documents as the Borrower shall reasonably request to reflect such termination.

                  (c) Choice of Law. This Security Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Nebraska.

                  (d) Binding Agreement. This Security Agreement shall be binding upon the parties hereto and their heirs, successors, personal representatives and permitted assigns.

                  (e) Assignment. This Security Agreement may be assigned by the Secured Party only.

                  (f) Captions. Captions and headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision or section of the Security Agreement.

                  (g) Severability. If any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

                  (h) Notices. All notices to be given shall be deemed sufficiently given if delivered or mailed by registered or certified mail postage prepaid if to Borrower at 4211 South 102nd Street, Omaha, Nebraska 68127, Attention: Robert T. Slezak, Chief Financial Officer; and if to the Secured Party at One First National Center, Omaha, Nebraska 68102, Attention: James P. Bonham; or such other address as the parties may designate in writing from time to time. Borrower shall promptly notify the Secured Party of any changes in Borrower's address.

         IN WITNESS WHEREOF, the undersigned have executed this Security Agreement as of this 16th day of January, 1998.


                                        AMERITRADE HOLDING CORPORATION


                                        By   /s/  R.T. Slezak
                                           -------------------------------------
                                        Title   VP & CFO
                                              ----------------------------------


                                        FIRST NATIONAL BANK OF OMAHA,
                                        as Agent for itself and other Revolving
                                        Lenders

                                        By /s/ J. P. Bonham
                                           -------------------------------------
                                        Title    Vice President
                                              ----------------------------------

                             STOCK PLEDGE AGREEMENT


         THIS STOCK PLEDGE AGREEMENT (the "Stock Pledge Agreement") is made as of January 16, 1998, by and between FIRST NATIONAL BANK OF OMAHA, a national banking association having its principal place of business in Omaha, Nebraska as agent ("FNB-O" or the "Agent") for itself and HARRIS TRUST AND SAVINGS BANK, LASALLE NATIONAL BANK and MERCANTILE BANK OF ST. LOUIS, N.A. the revolving lenders (the "Revolving Lenders") under the Revolving Credit Agreement dated as of the date hereof (the "Agreement") and AMERITRADE HOLDING CORPORATION (the "Borrower").


                              W I T N E S S E T H:

         WHEREAS, the Revolving Lenders and the Borrower are parties to the Revolving Credit Agreement dated as of the date hereof;

         WHEREAS, the Borrower owns 100% of the stock of its Subsidiaries, including without limitation, AmeriTrade Clearing, Inc. ("Ameritrade Clearing"), AmeriTrade, Inc., and Accutrade, Inc.; and

         WHEREAS, in order to induce the Revolving Lenders to make the loan to the Borrower and in order to secure the Borrower's obligations due to the Revolving Lenders under the Revolving Credit Agreement and under the Notes given in connection therewith, the Borrower desires to enter into this Stock Pledge Agreement;

         NOW, THEREFORE, as additional consideration for the loan to the Borrower, the Borrower and the Revolving Lenders hereby agree as follows:


                                 I. DEFINITIONS

         Section 1.1 Definitions. For purposes hereof, the following definitions shall apply:

         "Collateral" means the Pledged Stock and the Stock Rights, including the proceeds of each.

         "Event of Default" means an event described in Section 5.

         "Lien" means any security interest, mortgage, pledge, lien, encumbrance, title retention agreement, or lessor's interest, in, of or on any of the Collateral.

         "Obligations" means any and all existing and future indebtedness, obligations and liability in connection with the Revolving Credit Agreement, direct or indirect, absolute or contingent (including all renewals, extensions and modifications thereof and all attorneys' fees incurred by the Agent or the Revolving Lenders in connection with the collection or enforcement thereof), of the Borrower to the Agent and the Revolving Lenders.

         "Permitted Encumbrance" means any and all encumbrances existing as of this date which are listed on Schedule B attached hereto.

         "Pledged Stock" means the pledged stock of the Borrower's Subsidiaries as listed in Schedule A attached hereto, as amended from time to time, and all additional stock issued to the Borrower in connection with any Subsidiary.

         "Section" means a numbered section of this Stock Pledge Agreement, unless another document is specifically referenced.

         "Stock Rights" means any stock, any dividend or other distribution and any other right or property which the Borrower shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any shares of the Pledged Stock and any stock, any right to receive stock and any right to receive earnings, in which the Borrower now has or hereafter acquires any right, in connection with the Pledged Stock.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. All capitalized terms not defined in this Stock Pledge Agreement shall have the meanings ascribed to them in the Agreement.


                              II. SECURITY INTEREST

         Section 2.1 Grant of Security Interest. The Borrower hereby grants to the Agent for the benefit of the Revolving Lenders a security interest in the Pledged Stock and all related Stock Rights to secure payment and performance of the Obligations, including, without limitation, payment of the Notes. The Pledged Stock shall be delivered to the Agent for the Revolving Lenders together with appropriate stock powers duly executed in blank.


                       III. REPRESENTATIONS AND WARRANTIES

         Section 3.1 Representations and Warranties. The Borrower represents and warrants to the Agent and the Revolving Lenders that each share of the Pledged Stock has been duly and validly issued, is fully paid and non-assessable and is owned by the Borrower free and clear of any Lien, other than the security interest created by this Stock Pledge Agreement and Permitted Encumbrances as defined herein.

                                  IV. COVENANTS

         Section 4.1 Affirmative Covenants. From the date of this Stock Pledge Agreement, and thereafter until this Stock Pledge Agreement is terminated pursuant to Section 7.15, the Borrower shall:

                  (a) Delivery of Certain Items. Deliver to the Agent any stock certificate or instrument evidencing or constituting Collateral, including subsequent shares of stock (including stock dividends) of any Subsidiary issued to the Borrower.

                  (b) Taxes. Pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those being contested in good faith by appropriate proceedings and with respect to which no Lien exists.

                  (c) Financing Statements and Other Actions. Execute and deliver to the Agent all stock powers, financing statements and other documents and do such other things from time to time requested by the Agent or the Revolving Lenders in order to maintain a first perfected security interest in the Collateral in favor of the Agent for the Revolving Lenders and to effect a transfer of the Collateral, or any part thereof.

                  (d) Reports. Furnish to the Agent such reports relating to the Collateral as the Agent or Revolving Lenders may from time to time request.

         Section 4.2 Negative Covenants. From the date of this Stock Pledge Agreement, and thereafter until this Stock Pledge Agreement is terminated pursuant to section 7.15, the Borrower shall not:

                  (a) Liens. Create, incur, or suffer to exist, any Lien on the Collateral except the security interest created by this Stock Pledge Agreement and Permitted Encumbrances as defined herein and Permitted Liens as defined in the Revolving Credit Agreement.

                  (b) Disposition of Collateral. Sell or otherwise dispose of all or any part of the Collateral, except as permitted in writing by the Requisite Revolving Lenders.

                  (c) Changes in Capital Structure of Issuers. (i) Permit or suffer any issuer of Collateral to dissolve, liquidate, retire any of its capital stock, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Collateral in favor of any of the foregoing, except as otherwise permitted in writing by the Requisite Revolving Lenders.

                  (d) Issuance of Additional Stock. (i) Permit or suffer the issuer of any of the Pledged Stock to authorize or issue any additional stock, any right to receive stock or any right to receive earnings, or
         (ii) vote any of the Collateral in favor of any of the foregoing, except as otherwise permitted in writing by the Revolving Lenders.

                            V. DEFAULTS AND REMEDIES

         Section 5.1 Events of Default. The occurrence of any one or more Events of Default under the Revolving Credit Agreement or the failure of the Borrower to fulfill its obligations under this Stock Pledge Agreement shall constitute an Event of Default hereunder.

         Section 5.2. Acceleration and Remedies. If any Event of Default occurs and is continuing, and upon the expiration of any applicable cure period, if any, upon the election of the Revolving Lenders holding two-thirds of the then outstanding aggregate total Indebtedness of the Borrower to the Revolving Lenders, the Obligations, including accrued interest, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Agent, or if the Agent refuses to act upon the direction of Revolving Lenders holding 2/3 of the Principal Loan Amount then outstanding (or, if there is no Principal Loan Amount outstanding, upon the direction of Revolving Lenders representing 2/3 of the Commitments in effect at such time), the Revolving Lenders may (i) exercise all rights set forth in Sections 7.2, 7.3 and 7.4, and (ii) may exercise any or all of the rights and remedies provided (x) in this Stock Pledge Agreement, (y) in the Nebraska Uniform Commercial Code to a secured party when a debtor is in default under a security agreement and (z) by any other applicable law. Upon the occurrence of an Event of Default described in Section 6.1(h)(1) or (2) of the Agreement, acceleration under this Section 5.2 shall occur automatically without the election, declaration, notice or other act on the part of any of the Revolving Lenders.

                      VI. WAIVERS, AMENDMENTS AND REMEDIES

         Section 6.1 Waivers, Amendments and Remedies. No delay or omission of the Agent or Revolving Lenders to exercise any right or remedy granted under this Stock Pledge Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude other or further exercise thereof or the exercise of any other right or remedy, and no waiver, amendment or other variation of the terms, conditions or provisions of this Stock Pledge Agreement whatsoever shall be valid unless in writing signed by the Agent, and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Stock Pledge Agreement or by law afforded shall be cumulative and all shall be available to the Agent and the Revolving Lenders until the Obligations have been paid and performed in full.

                             VII. GENERAL PROVISIONS

         Section 7.1 Dividends. Unless an Event of Default occurs and is continuing, any dividends permitted under the Loan Agreement and payable in connection with the Pledged Stock may be payable to the Borrower.

         Section 7.2 Special Collateral Account. Subject to the provisions of
Section 7.1, all cash received by the Agent or the Revolving Lenders, if any, with respect to the Collateral shall be deposited in a special collateral account with the Agent for the Revolving Lenders and shall be held by the Agent as security for the Obligations. The Borrower shall have no control whatsoever over said special collateral account. The Agent may, but is not required to, at any time and from time to time, in its sole discretion, apply any part of the credit balance in said special collateral account to the payment of the Obligations, in accordance with the Agreement, whether or not the Obligations shall be then due.

         Section 7.3 Registration of Pledged Stock. At the option of the Agent, any registerable Collateral may at any time after the occurrence of an Event of Default and upon the expiration of any applicable cure period, if any, be registered in the name of FNB-O or its nominee as agent for the Revolving Lenders.

         Section 7.4 Exercise of Rights in Pledged Stock. After an Event of Default occurs and is continuing, and upon the expiration of any applicable cure period, if any, the Agent or its nominee as agent for the Revolving Lenders may at any time and from time to time, without notice, exercise all voting and corporate rights relating to the Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any shares of the Pledged Stock and the Stock Rights as if it were the absolute owner thereof. At all other times, the Borrower may exercise such rights.

         Section 7.5 Notice of Disposition of Pledged Stock. Notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made shall be reasonable if sent to the Borrower, addressed as set forth in Article VIII, at least ten days prior to any such public sale or the time after which any such private sale or other disposition may be made.

         Section 7.6 Terms of Disposition. The Borrower agrees that the private sale or other private disposition of Collateral consisting of securities shall be commercially reasonable notwithstanding the possibility that a substantially higher price might be realized if such sale or other disposition were public and deferred until after registration under the Securities Act of 1933, as amended, or compliance with any other applicable securities laws.

         Section 7.7 Possession of Collateral; Disclaimer. Beyond the exercise of reasonable care to assure the safe custody of the Collateral in the physical possession of the Agent pursuant hereto, neither the Agent nor the Revolving Lenders shall have any duty or liability to collect any sums due in respect thereof or to protect, preserve or exercise any rights pertaining thereto, and the Agent and each Revolving Lender shall be relieved of all responsibility for the Collateral upon surrendering it to the Borrower. No course of dealing between the Borrower and the Agent or the Revolving Lenders, nor any failure to exercise nor any delay in exercising, on the part of the Agent or the Revolving Lenders, any right, power or privilege hereunder or with respect to the Obligations shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided and provided in all other agreements, instruments and documents delivered, or to be delivered, pursuant to or in connection with or to evidence any of the Obligations are cumulative and are in addition to, and not exclusive of, any rights and remedies of a secured party under the Nebraska Uniform Commercial Code. The provisions of this Stock Pledge Agreement are severable and if any clause or provision thereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall attach only to such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision in this Stock Pledge Agreement or any jurisdiction.

         Section 7.8 Specific Performance of Certain Covenants. The Borrower acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(a), 4.1(d) or 4.2, will cause irreparable injury to the Revolving Lenders, that the Revolving Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Revolving Lenders to seek and obtain specific performance of other obligations of the Borrower contained in this Stock Pledge Agreement, that the covenants of the Borrower contained in the Sections referred to in this Section 7.8 shall be specifically enforceable against the Borrower.

         Section 7.9 Definition of Certain Terms. Terms defined in the Nebraska Uniform Commercial Code which are not otherwise defined in this Stock Pledge Agreement are used in this Stock Pledge Agreement as defined in the Nebraska Uniform Commercial Code as in effect on the date hereof.

         Section 7.10 Benefit of Agreement. The terms and provisions of this Stock Pledge Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Revolving Lenders and their respective successors and assignees, except that the Borrower shall not have the right to assign its rights nor delegate its duties under this Stock Pledge Agreement, without the prior written consent of the Revolving Lenders.

         Section 7.11 Survival of Representations. All representations and warranties of the Borrower contained in this Stock Pledge Agreement shall survive the execution and delivery of this Stock Pledge Agreement.

         Section 7.12 Taxes and Expenses. The Borrower will upon demand pay to the Agent (i) any taxes (excluding income taxes) payable or ruled payable by federal or state authority in respect of this Stock Pledge Agreement, together with interest and penalties, if any, and (ii) all reasonable expenses, including the reasonable and documented fees and expenses of counsel for the Agent and the Revolving Lenders (which may be employees of the Agent or another Revolving Lender) and of any experts and agents that the Revolving Lenders may incur in connection with (a) the administration of this Stock Pledge Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Stock, (c) the exercise or enforcement of any of the rights of the Revolving Lenders hereunder, or (d) the failure of the Borrower to perform or observe any of the provisions hereof or of the Revolving Credit Agreement.

         Section 7.13 Choice of Law. This Stock Pledge Agreement shall be construed in accordance with the laws of the State of Nebraska.

         Section 7.14 Headings. The title of and section headings in this Stock Pledge Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Stock Pledge Agreement.

         Section 7.15 Termination. This Stock Pledge Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Obligations outstanding) until the Borrower has received written notice from the Revolving Lenders electing to terminate this Stock Pledge Agreement or the Revolving Credit Agreement is terminated and there are no Obligations outstanding (other than contingent obligations which, by their terms, survive termination of the Revolving Credit Agreement). Upon such termination, the Agent shall promptly return to Borrower all certificates and documents in its possession representing Collateral hereunder and execute and deliver to Borrower such releases and documents as Borrower shall reasonably request to evidence such termination.

         Section 7.16 Counterparts. This Stock Pledge Agreement may be executed in several counterparts and such counterparts together shall constitute one and the same instrument.

                                  VIII. NOTICES

         Section 8.1 Sending Notices. Any notice required or permitted to be given under this Stock Pledge Agreement may be, and shall be deemed, given and sent when deposited in the United States mail, postage prepaid, or by telegraph or telex when delivered to the appropriate office for transmission, charges prepaid, addressed:

         To the Borrower:

                  AMERITRADE HOLDING CORPORATION
                  4211 South 102nd Street
                  Omaha, Nebraska 68127
                  Attention: Robert T. Slezak, Chief Financial Officer

         To the Agent and the Revolving Lenders:

                  FIRST NATIONAL BANK OF OMAHA
                  One First National Center
                  Omaha, Nebraska  68102
                  Attention: James P. Bonham

                                  IX. WAIVERS

         Section 9.1 Waivers. By execution of this Stock Pledge Agreement, the Borrower intends that the Collateral shall be absolutely and unconditionally available to secure the prompt payment when due of all Obligations, irrespective of the unenforceability, illegality or invalidity of such obligations or the unenforceability, illegality, invalidity or insufficiency of any security therefor, together with all reasonable and documented costs, expenses and attorneys' fees incurred by the Revolving Lenders in connection with any Event of Default.

         It shall not be necessary to procure the consent of the Borrower or to give any notice in reference to: (i) any settlement, renewal, extension, modification, release, waiver, discharge or variation of terms of any of the obligations of the Borrower, any other guarantor or any other interested person, by operation of law or otherwise; (ii) any acceptance of partial payments from the Borrower; (iii) any impairment, release, collection or liquidation of any collateral for the Obligations; (iv) any acceptance of new or additional documents, instruments or agreements in satisfaction or substitution of the Obligations; (v) any failure to file, record or register any security document, to preserve or protect the collateral obtained thereby, or to perfect the security interest therein; or (vi) any other failure of the Agent or the Revolving Lenders to exercise or enforce any of their rights against the Borrower.

         The Borrower hereby expressly waives and dispenses with notice of acceptance of this Stock Pledge Agreement, notices of non-payment, default, non-performance or protest, notice of the amount of indebtedness outstanding at any time, presentments, protests, demands, prosecution of collection, foreclosure and possessory remedies, all exemption and homestead laws, and all setoffs and counterclaims.

         If a claim is made upon the Agent or the Revolving Lenders for repayment or recovery of any amount(s) or other value received by the Agent or the Revolving Lenders, from any source, in payment of or on account of the Obligations and the Agent or the Revolving Lenders pay or otherwise become liable for such claim by reason of any judgment, decree or order or by reason of any compromise or settlement of such claim, this Stock Pledge Agreement shall remain in full force and effect to the same extent as if such amount has never been received by the Agent or the Revolving Lenders, notwithstanding any termination hereof or the cancellation of any note or other agreement evidencing the Obligations.

         The Borrower by its signature below, does hereby waive for purposes of the security interest granted by this Stock Pledge Agreement (including, without limitation, for purposes of any necessary enforcement thereof) any transfer restrictions set forth within the Borrower's Articles of Incorporation.

         IN WITNESS WHEREOF, the Borrower and the Agent have executed this Stock Pledge Agreement as of the date first above written.

                                    AMERITRADE HOLDING CORPORATION


                                    By  /s/ R. T. Slezak
                                        -------------------------------------
                                    Title   VP & CFO
                                          -----------------------------------


                                    FIRST NATIONAL BANK OF OMAHA, as Agent
                                    for itself and other Revolving Lenders


                                    By /s/  J.P. Bonham
                                        -------------------------------------
                                    Title   Vice President
                                          -----------------------------------